           CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING
                                      FIRM

The Board of Directors of
Oppenheimer Quest Value Fund, Inc.:

We consent to the use in this Registration Statement of Oppenheimer Quest Value
Fund, Inc., of our report dated December 20, 2005, included in the Statement of
Additional Information, which is part of such Registration Statement, and to the references to our firm under the headings "Financial Highlights" appearing in the Prospectus, which is also part of such Registration Statement and
"Independent Registered Public Accounting Firm" appearing in the Statement of
Additional Information.

                                  /s/ KPMG LLP
                              -------------------------
                              KPMG LLP

Denver, Colorado
February 24, 2006